EXEL LIMITED ANNOUNCES FINAL RESULTS OF CASH ELECTION

          HAMILTON, Bermuda, Aug. 17 -- EXEL Limited (NYSE:XL) ("New EXEL") announced today the final results of the cash election portion of its recently completed merger with Mid Ocean Limited ("Mid Ocean"). In the merger, former EXEL Limited ("Old EXEL") shareholders and Mid Ocean shareholders were given the opportunity to elect cash in lieu of shares of New EXEL in exchange for their respective shares up to an aggregate of $204 million for Old EXEL shareholders (on a pro rata basis) and an aggregate of $96 million for Mid Ocean shareholders (on a pro rata basis).

          The cash election period expired on August 1, 1998, and the cash election was fully subscribed by both Old EXEL shareholders and Mid Ocean shareholders, resulting in proration ratios of 74.056% and 23.580%, respectively. The cash was distributed to shareholders who had elected to receive cash on August 14, 1998.

          Each Old EXEL share electing cash will receive approximately $60.16 in cash and approximately 0.25944 share of New EXEL, and each Mid Ocean share electing cash will receive approximately $19.57 in cash and approximately
0.78063 share of New EXEL. Each Old EXEL share not electing cash has been exchanged for the right to receive 1.0 New EXEL share, and each Mid Ocean share not electing cash has been exchanged for the right to receive 1.0215 New EXEL shares.

          EXEL Limited, through its subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.

          This presentation may contain forward-looking statements. Actual results may differ materially from those projected in such forward-looking statements. Addition information concerning factors that could cause actual results to materially differ from those in such forward-looking statements is contained in EXEL Limited's Annual Report on Form 10-K for the fiscal year ended November 30, 1997 and other documents on file with the Securities and Exchange Commission.

CONTACT:  Michael A. Siese of EXEL Limited, 441-292-8515